Exhibit 5.01

September 9, 2008

Northern States Power Company

1414 W. Hamilton Avenue
Eau Claire, Wisconsin 54701

Re: $200,000,000 Aggregate Principal Amount of Northern States Power Company’s, a Wisconsin corporation, 6.375% First Mortgage Bonds, Series due September 1, 2038

Ladies and Gentlemen:

I am Vice President and General Counsel of Northern States Power Company, a Wisconsin Corporation (the “Company”), and, as such, I and the attorneys that I supervise have acted as counsel for the Company in connection with the issuance and sale of up to $200,000,000 aggregate principal amount of the Company’s 6.375% First Mortgage Bonds, Series due September 1, 2038 (the “Bonds”) pursuant to the Underwriting Agreement, dated September 3, 2008 (the “Underwriting Agreement”), entered into by and between the Company and Banc of America Securities LLC and BNY Mellon Capital Markets, LLC, acting as representatives of the several underwriters named therein (collectively, the “Underwriters”).  The Bonds will be issued pursuant to the Supplemental and Restated Trust Indenture dated March 1, 1991, as amended and supplemented, by and between the Company and U.S. Bank National Association, as successor trustee (the “Trustee”), and the Supplemental Trust Indenture dated as of September 1, 2008, by and between the Company and the Trustee (as supplemented, the “Indenture”).

I, or other attorneys that I supervise, have examined or are otherwise familiar with the Amended and Restated Articles of Incorporation of the Company, the By-Laws of the Company, the Registration Statement on Form S-3 (Reg. No. 333-151868) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission, to effect the registration of the Bonds under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to which the Bonds are to be issued, such corporate action in connection with the issuance of the Bonds as have occurred as of the date hereof and such other documents, records and instruments as I have deemed necessary or appropriate for the purposes of this opinion.

Based on the foregoing and the assumptions that follow, I am of the opinion that:

1.             The Company was incorporated and is now a legally existing corporation under the laws of the State of Wisconsin; has corporate power, right and authority to do business and to own property in that state, in the manner and as set forth in the Registration Statement; and has corporate power, right and authority to create, issue and sell the Bonds.

2.             When and if (a) the Supplemental Indenture relating to the Bonds is duly authorized, executed and delivered and (b) the Bonds are duly authorized, executed, authenticated and delivered, and the consideration for the Bonds has been received by the Company, all in the manner contemplated by the Registration Statement, the Bonds will be valid and binding obligations of the Company enforceable in accordance with their terms.

The foregoing opinions assume that (a) the indentures and supplemental indentures have been duly authorized, executed and delivered by all parties thereto other than the Company; (b) the Registration Statement and order of the Public Service Commission of Wisconsin authorizing the issuance and sale of the Bonds shall each continue to be effective; and (c) at the time of the delivery of the Bonds, the corporate proceedings related thereto will not have been modified or rescinded, there will not have occurred any change in the law affecting the authorization, execution, delivery, validity or enforceability of such Bonds, none of the particular terms of such Bonds will violate any applicable law and neither the issuance and sale thereof nor the compliance by the Company with the terms thereof will result in a violation of any issuance limit in the corporate proceedings, any agreement or instrument then binding upon the Company or any order of any court or governmental body having jurisdiction over the Company.

To the extent they relate to enforceability, each of the foregoing opinions is subject to:

(i)            the limitation that the provisions of the referenced agreements and instruments may be limited by bankruptcy, reorganization, insolvency, moratorium or other laws of general application affecting the enforcement of creditors’ rights;

(ii)           general equity principles (regardless of whether enforcement is considered in a proceeding in equity or at law); and

(iii)          the effect of generally applicable laws that (a) limit the availability of a remedy under certain circumstances where another remedy has been elected, (b) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves gross negligence, recklessness, willful misconduct or unlawful conduct, or (c) may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange.

I express no opinion as to the laws of any jurisdiction other than the laws of the State of Wisconsin and the federal laws of the United States of America.  The opinions herein expressed are limited to the specific issues addressed and to the laws existing on the date hereof.  By rendering this opinion, I do not undertake to advise you with respect to any other matter or any change in such laws or the interpretation thereof that may occur after the date hereof.

I hereby consent to the filing of this opinion as Exhibit 5.01 to the Current Report on Form 8-K dated the date hereof field by the Company and incorporated by reference into the Registration Statement and to the reference to my name under the caption “Legal Opinions” in the prospectus constituting a part of the Registration Statement.  In giving such consent, I do not hereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Respectfully submitted,

/s/ Michael C. Connelly
Michael C. Connelly
Vice President and General Counsel